NORTHERN FUNDS

                                   FORM N-SAR

                               FILE NO. 811-08236

                        FISCAL YEAR ENDED MARCH 31, 2005


EX-99.77Q1(e): Copies of any new or amended Registrant investment advisory contracts

                            FEE REDUCTION COMMITMENT


This FEE REDUCTION COMMITMENT is made as of February 24, 2005 by Northern Trust Investments, N.A. ("NTI").

         WHEREAS, Northern Funds (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, NTI (the "Adviser") serves as the investment adviser to the Stock Index and Small Cap Index Funds (each a "Fund" and together, the "Funds"), pursuant to an Investment Advisory and Ancillary Services Agreement dated July 31, 2000, as amended, and an Assumption Agreement by and between NTI and The Northern Trust Company dated July 31, 2000 (together, the "Investment Advisory Agreement"); and WHEREAS, the Adviser has previously reduced permanently its contractual fee rates under the Investment Advisory Agreement for the Funds pursuant to a Fee Reduction Commitment made as of July 31, 2002; and

         WHEREAS, the Adviser desires to make a further permanent reduction of its contractual fee rates under the Investment Advisory Agreement for the Funds; and

         WHEREAS, the Adviser represents that the quality and quantity of its services under the Investment Advisory Agreement will not be affected by this commitment and that its obligations under the Investment Advisory Agreement will remain unchanged in all respects.

         NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Adviser, intending to be legally bound, agrees as follows:

    1. Effective the date hereof, the Adviser reduces permanently its contractual fee rates under the Investment Advisory Agreement for the Funds as follows:

         For the services provided and the expenses assumed by the Adviser pursuant to the Investment Advisory Agreement, the Trust will pay to the Adviser, as full compensation therefor, a fee at the following annual rates of each Fund's average net assets, which fee will be computed based on the net assets of the Fund on each day and will be paid monthly:

                   FUND                          ANNUAL FEE RATE

          Stock Index..........................................   0.20%
          Small Cap Index......................................   0.20%


    2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Investment Advisory Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the affected Fund(s) as and to the extent required by the 1940 Act.

    3. This Fee Reduction Commitment shall be attached to and made a part of the Investment Advisory Agreement.

    4. The Investment Advisory Agreement shall continue in full force and effect as modified hereby.

         IN WITNESS WHEREOF, the Adviser have caused this instrument to be executed by its officers designated below as of the day and year first above written.


Attest:    /s/ Diane Anderson           NORTHERN TRUST INVESTMENTS, N.A.
           ------------------

                                        By  /s/ William H. Belden III
                                            -------------------------
                                            (Authorized Officer)


ACCEPTED AND AGREED:

NORTHERN FUNDS


By:      /s/ Lloyd Wennlund
         -------------------
Title:   President

                                 NORTHERN FUNDS

               ADDENDUM NO. 2 TO THE INVESTMENT ADVISORY AGREEMENT


         This Addendum, dated as of the 14th day of February, 2005, is entered into between NORTHERN FUNDS (the "Trust"), a Delaware statutory trust, and NORTHERN TRUST INVESTMENTS, N.A. (the "Investment Adviser"), an Illinois state bank.

         WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory and Ancillary Services Agreement dated as of August 2, 2000, as amended by Addendum No. 1 dated May 17, 2001, and the Acknowledgement of Conversion of Northern Trust, Inc. into Northern Trust, N.A. (together, the "Advisory Agreement"), pursuant to which the Trust has appointed the Investment Adviser to act as investment adviser to the Trust for the Large Cap Value Fund and the Value Fund; and

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified the Investment Adviser that it is establishing the International Equity Index Fund and Mid Cap Index Fund (the "Funds" and each a "Fund"), and that it desires to retain the Investment Adviser to act as the investment adviser for the Funds and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser for the Funds;

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Trust for the Funds in accordance with the terms set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

         2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement regarding the Funds, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee at the annual rate of 0.25% of the International Equity Index Fund's average daily net assets and 0.20% of the Mid Cap Index Fund's average daily net assets.

         3. Capitalized Terms. From and after the date hereof, the term "Current Funds" as used in the Advisory Agreement shall be deemed to include the Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. Miscellaneous. The initial term of the Advisory Agreement with respect to the Funds shall continue, unless sooner terminated in accordance with the Advisory Agreement, until March 31, 2006. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

         All signatures need not appear on the same copy of this Addendum.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                            NORTHERN FUNDS

Attest:    /s/ Diane Anderson               By:      Lloyd Wennlund
           ------------------                        --------------
                                            Title:   President

                                            NORTHERN TRUST INVESTMENTS, N.A.

Attest:  /s/ Diane Anderson                 By       /s/ William H. Belden III
         ------------------                          -------------------------
                                            Title:   Vice President